UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2017 (October 13, 2017)

Ecoark Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53361	30-0680177
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 S. Pinnacle Hills Parkway, Suite 220, Rogers AR	72758
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (479) 259-2977

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 13, 2017, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Ecoark Holdings, Inc. (the “Company”) issued new options awards (the “Replacement Options”) in replacement of existing restricted stock and restricted stock unit awards (the “Existing Awards”) previously granted to Peter Mehring and Jay Oliphant. In addition, the Committee approved new option awards to Messrs. Mehring and Oliphant that vest over a four-year period (the “New Options”) to induce them to accept the Replacement Options; to compensate them for diminution in value of their Existing Awards as compared to the Replacement Options; and in consideration of a number of other factors, including each individual’s role and responsibility with the Company, their years of service to the Company, and market precedents and standards for modification of equity awards.

The Replacement Options and New Options are designed to better align Messrs. Mehring and Oliphant’s potentially realizable equity compensation with Company performance. Because the incentive value of stock options is tied to future appreciation in stock price, the Committee believes stock option grants will better align our executive officers and employees’ interests with those of the Company and its stockholders and, as a result, the Committee intends to utilize options to a greater extent in our equity compensation program on a going forward basis.

With respect to the Replacement Options, Messrs. Mehring and Oliphant have agreed to forfeit Existing Awards covering 1,345,000 and 132,640 shares of the Company’s common stock, respectively, and each was granted Replacement Options to purchase an equal number shares of Company common stock. The exercise price for the Replacement Options was set at 100% of the fair market value of the Company’s stock price on the effective date of the grants (October 13, 2017). In consideration of Messrs. Mehring and Oliphant’s agreements to forfeit their Existing Awards, the Committee, after careful deliberation, determined that (i) 100% of Mr. Mehring’s Replacement Options would vest immediately upon grant, and (ii) 50% of Mr. Oliphant’s Replacement Options would vest immediately upon grant. The remaining portion of Mr. Oliphant’s Replacement Options will vest in 12 equal installments, with the first installment vesting on January 15, 2018, and additional installments vesting on the last day of each of the eleven successive three-month periods, subject to Mr. Oliphant’s continued employment by the Company. The Replacement Options were issued under the Company’s 2017 Omnibus Incentive Plan or 2013 Incentive Stock Plan to correspond with the plan under which the Existing Awards were issued.

With respect to the New Options, Messrs. Mehring and Oliphant were granted options to purchase 2,017,500 and 66,320 shares of Company common stock, respectively, that vest at a rate of 25% per year on October 13th of each year from 2018 to 2021, subject to Messrs. Mehring and Oliphant’s continued employment by the Company. As with the Replacement Options, the New Options have an exercise price set at 100% of the fair market value of the Company’s stock price on the effective date of the grant. The New Options were not granted under any of the Company’s existing equity compensation plans.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ECOARK HOLDINGS, INC.

By:	/s/ Stephen Dacus
Name:	Stephen Dacus
Title:	General Counsel

Dated: October 17, 2017

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